Exhibit 10.20

TORREY PINES COURT, LA JOLLA

OFFICE LEASE

LANDLORD:

MULLROCK 3 TORREY PINES, LLC,

a Delaware limited liability company

TENANT:

AUSPEX PHARMACEUTICALS, INC., a Delaware corporation

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS (“Summary”) is hereby incorporated into and made a part of the attached Office Lease which pertains to the Building described in Section 1.4 below. All references in the Lease to the “Lease” shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease. If, there is any inconsistency between the Summary and the Lease, the provisions of the Lease shall control.

1.1	Landlord’s Address:	Mullrock 3 Torrey Pines, LLC
c/o The Muller Company
23521 Paseo de Valencia, Suite 200
Laguna Hills, California 92653
Attention: Mr. Stephen J. Muller
Telephone: (949) 460-5380
Facsimile: (949) 586-0470

	With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
501 West Broadway, Fifteenth Floor
San Diego, California 92101-3541
Attention: Martin L. Togni, Esq.
Telephone: (619) 233-1155
Facsimile: (619) 233-1158

1.2	Tenant’s Address:	Auspex Pharmaceuticals, Inc.

Attention:

1.3	Site; Project: The Site consists of the parcel(s) of real property commonly known as Torrey Pines Court, La Jolla, located at 10350 North Torrey Pines Road and 3333, 3344, 3366 and 3377 Torrey Pines Court, City of San Diego, County of San Diego, State of California, as shown on the site plan attached hereto as Exhibit “A” as such area may be expanded or reduced from time to time. The Project includes the Site and all buildings, improvements and facilities, now or subsequently located on the Site from time to time, including, without limitation, the Building currently located on the Site, as depicted on the site plan attached hereto as Exhibit “A”. The aggregate rentable square feet of the Project is (as of the date hereof) approximately 203,239 rentable square feet.

1.4	Building: A three (3) story office building located on the Site, containing approximately 38,167 rentable square feet, the address of which is 3366 North Torrey Pines Court, San Diego, California 92037.

1.5	Premises: Those certain premises known as Suite 225 located on the second (2nd) floor of the Building and containing approximately 1,805 rentable and 1,522 usable square feet as generally shown on the plan attached hereto as Exhibit “B.”

1.6	Term: Five (5) years.

1.7	Commencement Date: The date of Substantial Completion (as defined in the Work Letter Agreement attached hereto as Exhibit “C”) of the Premises.

1.8	Monthly Basic Rent: Upon the commencement of the Term of this Lease, and on the first day of each month thereafter during the Term of this Lease, Tenant shall pay to Landlord, in advance and without demand, notice, offset or deduction, as Monthly Basic Rent for the Premises the following monthly payments:

Months of Term	Monthly Basic Rent	Monthly Basic Rent per Rentable Square Foot

*1 – 12	$6,046.75	$3.35
13 – 24	$6,227.25	$3.45
25 – 36	$6,407.75	$3.55
37 – 48	$6,606.30	$3.66
49 – 60	$6,804.85	$3.77

*	Including any partial month at the beginning of the Term if the Commencement Date does not fall on the first day of the month and subject to abatement as provided in Section 3.1 below.

(i)

1.9	Tenant’s Percentage: 4.73%, which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Accordingly, as more particularly set forth in Sections 4.3 and 4.4 hereof, Tenant shall pay to Landlord 4.73% of the “Operating Expenses” (as defined in Section 4.4) in excess of “Landlord’s Contribution to Operating Expenses” as defined in Section 1.10 of the Summary below.

1.10	Landlord’s Contribution to Operating Expenses: Tenant’s Percentage of Operating Expenses incurred by Landlord during calendar year 2011 (the “Base Year”), adjusted to reflect an assumption that the Project is fully assessed for real property tax purposes as a completed Project ready for occupancy and that the Project is ninety-five percent (95%) occupied during such year.

1.11	Security Deposit: $6,804.85.

1.12	Permitted Use: All legally permitted uses within the IP-1-1 classification to the extent consistent with the character of the Project as a first class research and development Project and for no other purpose whatsoever.

1.13	Brokers: Jones Lang LaSalle representing Landlord and Cushman & Wakefield representing Tenant.

1.14	Interest Rate: The lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate or “reference rate”, plus five percent (5%); or (b) the maximum rate permitted by law.

1.15	Tenant improvements: The tenant improvements previously installed in the Premises, if any, and the tenant improvements to be installed in the Premises, if any, as described in the Work Letter Agreement attached hereto as Exhibit “C”.

1.16	Parking: A total of five (5) unreserved, uncovered parking privileges in the Building’s parking facility at no additional cost to Tenant, which parking privileges shall be subject to the provisions set forth in Section 6.2 of this Lease. Additionally, Tenant shall have the option (exercisable no later than the date of Tenant’s execution and delivery of this Lease to Landlord) to lease one (1) additional parking privilege in the reserved parking structure in the Project adjacent to the Building at a cost of One Hundred Twenty-Five Dollars ($125.00) per month.

1.17	Business Hours for the Building. 8:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays) and 8:00 a.m. to 1:00 p.m. on Saturdays (except Building Holidays). “Building Holidays” shall mean nationally and locally recognized holidays as designated by Landlord.

1.18	Guarantor(s): None.

(ii)

STANDARD FORM OFFICE LEASE

EXHIBITS

EXHIBIT “A”	Project Site Plan
EXHIBIT “B”	Premises
EXHIBIT “C”	Work Letter Agreement
EXHIBIT “D”	Sample Form of Notice of Lease Term Dates
EXHIBIT “E”	Rules and Regulations
EXHIBIT “F”	Sample Form of Tenant Estoppel Certificate
EXHIBIT “G”	Intentionally Omitted
EXHIBIT “H”	Form of SNDA

(i)

INDEX

Page(s)

Abandonment	23
Accountant	8
Actual Statement	8
ADA	13
Affiliate Assignee	17
Affiliates	17
Approved Working Drawings	Exhibit C
Base Year	ii
Base, Shell and Core	Exhibit C
BOMA	1
Brokers	ii
Building	i
Building Common Areas	3
Building Holidays	ii
Building’s Share	4
business day	11
Commencement Date	i
Common Areas	3
Comparable Buildings	1
Construction Drawings	Exhibit C
Contractor	Exhibit C
Corrective Action	11
Cost Pools	5
Cutoff Date	8
days	28
Eligibility Period	19
Environmental Law	10
Environmental Permits	10
Estimate Statement	7
Excess Expenses	4
Extension Notice	1
Extension Option	1
fair market rental rate	1
Final Space Plan	Exhibit C
Force Majeure Delays	28
Guarantor(s)	ii
Hazardous Materials	11
HVAC	13, 18
Indemnified Claims	20
Landlord	1
Landlord Hazardous Materials	11
Landlord Indemnified Parties	10
Landlord’s Broker	11
Landlord’s Work	Exhibit C
Lease	1
Monthly Basic Rent	i
number of days	Exhibit C
Operating Expenses	4
Option Term	1
Original Tenant	2
Outside Agreement Date	2
Outside Date	1
PCBs	11
Permits	Exhibit C
Permitted Use	ii
Pre-Approved Change	14
Premises	i
Project	i
Project Common Areas	3
Real Property Taxes and Assessments	7
rent	3
Review Period	8
Security Deposit	ii
Site	i
Subject Space	15
Substantial Completion	Exhibit C
Summary	1, i
Systems	13
Tenant	1
Tenant Changes	13
Tenant Delays	Exhibit C
Tenant Improvements	Exhibit C

(ii)

INDEX

Page(s)

Tenant Indemnified Parties	11
Tenant Parties	20
Tenant’s Parties	10
Tenant’s Percentage	ii
Tenant’s Review Period	2
Term	i
the Lease	Exhibit C
Transfer	15
Transfer Date	15
Transfer Notice	15
Transferee	15
Work Letter Agreement	Exhibit C
Working Drawings	Exhibit C
worth at the time of award	24

(iii)

OFFICE LEASE

This LEASE, which includes the preceding Summary of Basic Lease Information and Definitions (“Summary”) attached hereto and incorporated herein by this reference (“Lease”), is made as of the 6th day of June, 2011, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”), and AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

1. Premises.

1.1. Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.5 of the Summary above, improved or to be improved with the Tenant Improvements.

1.2. Landlord’s Reservation of Rights. Provided Tenant’s use of and access to the Premises is not materially interfered with in an unreasonable manner, and subject to the terms of this Lease, Landlord reserves for itself the right from time to time to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises.

1.3. Rentable and Usable Square Feet. The rentable and usable square feet of the Premises are approximately as set forth in Section 1.5 of the Summary. For purposes hereof, the “usable square feet” and “rentable square feet” of the Premises, and the “rentable square feet” of the Building shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996 (“BOMA”), as modified by Landlord with respect to rentable square footage pursuant to Landlord’s standard rentable area measurements for the Project, to include, among other calculations, a portion of the common areas and service areas of the Building. The rentable and usable square feet of the Premises and the rentable square feet of the Building are not subject to adjustment.

2. Term; Notice of Lease Dates; Option Term; Early Entry.

2.1. The Term of this Lease shall be for the period designated in Section 1.6 of the Summary commencing on the Commencement Date, and ending on the expiration of such period, unless the Term is sooner terminated as provided in this Lease. Notwithstanding the foregoing, if the Commencement Date falls on any day other than the first day of a calendar month then the Term of this Lease will be measured from the first day of the month following the month in which the Commencement Date occurs. Within ten (10) days after Landlord’s written request, Tenant shall execute a written confirmation of the Commencement Date and expiration date of the Term in the form of the Notice of Lease Term Dates attached hereto as Exhibit “D”. Notwithstanding anything in this Lease to the contrary, in the event that Substantial Completion (as defined in the Work Letter Agreement) of the Premises has not occurred by that date which is one hundred (100) days after the date of the full execution and delivery of this Lease by Landlord and Tenant (the “Outside Date”), as such Outside Date may be extended by the number of days of Tenant Delays (as defined in the Work Letter Agreement) and by the number of days of “Force Majeure Delays” (as defined in Section 32.15 hereof), then Landlord shall provide Tenant with one (1) day of abatement of Monthly Basic Rent for each day of such delay.

2.2. Option Term.

(a)	Subject to the terms hereof, Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the Term of this Lease with respect to the entire Premises for three (3) years (“Option Term”), on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that all economic terms such as, without limitation, Monthly Basic Rent, parking charges, etc., shall be established based on the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of this Section 2.2.

(b)	The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no earlier than the date which is nine (9) months, and no later than the date which is six (6) months, prior to the expiration of the original Term of this Lease. Tenant’s failure to timely provide the Extension Notice shall render the Extension Option null and void and of no further force or effect.

(c)

The term “fair market rental rate” as used herein shall mean the annual amount per rentable square foot, projected during the relevant period, that a willing, comparable, non-equity renewal tenant (excluding sublease, assignment and new tenant transactions) would pay, and a willing, comparable landlord of a comparable quality building located in the general vicinity of the Project (“Comparable Buildings”), together with such other San Diego County market areas reasonably determined by Landlord, would accept, at arm’s length (what Landlord is accepting in current transactions for the Project may be considered), from a tenant having similar financial responsibility, credit rating and capitalization as Tenant then has, for a three (3) year term of a lease of space unencumbered by any other tenant’s expansion rights and comparable in size, quality and floor height as the leased area at issue taking into account the age, quality, views and layout of the existing improvements in the leased area at issue (with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant), giving appropriate consideration to the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and taking into account items that professional real estate brokers customarily consider in renewal transactions, including, but not limited to: the condition of the improvements in the comparable premises; rental rates; office space availability; tenant size, refurbishment allowances, credit standing and financial stature; brokerage commissions; operating expenses; and base year and/or expense stops; parking charges, and any other amounts then being charged by Landlord or the lessors of such similar office buildings.

(d)	Landlord’s determination of fair market rental rate shall be delivered to Tenant in writing not later than the later of (i) thirty (30) days following Landlord’s receipt of Tenant’s Extension Notice or (ii) six (6) months prior to the expiration of the initial Lease Term. Tenant will have five (5) business days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Tenant’s failure to accept the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period will conclusively be deemed Tenant’s disapproval thereof. If Tenant objects, or is deemed to have disapproved, to the fair market rental rate submitted by Landlord within Tenant’s Review Period, then Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within ten (10) days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then each party’s determination shall be submitted to appraisal in accordance with the following provisions of this Section 2.2.

(e)	(1) Landlord and Tenant shall each appoint one independent, unaffiliated, neutral appraiser who shall by profession be a real estate broker who has been active over the five (5) year period ending on the date of such appointment in the valuation of leases of comparable office space in comparable buildings in the general vicinity of the Building. Each such appraiser will be appointed within twenty (20) days after the Outside Agreement Date.

(2) The two (2) appraisers so appointed will, within ten (10) days of the date of the appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.

(3) The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) new fair market rental rate for the Premises is the closest to the actual new fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements of Sections 2.2(a) and 2.2(c) above and this Section 2.2(e) regarding same.

(4) The three (3) appraisers shall, within fifteen (15) days of the appointment of the third appraiser, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted new fair market rental rate (i.e., the appraisers may only select Landlord’s or Tenant’s submission and may not select a compromise position), and shall notify Landlord and Tenant thereof.

(5) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant. The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser shall be shared equally by Landlord and Tenant.

(6) If either Landlord or Tenant fails to appoint an appraiser within the time period in Section 2.2(e)(1) hereinabove, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such appraiser’s decision shall be binding upon Landlord and Tenant.

(7) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association (but subject to the requirements of Sections 2.2(a) and 2.2(c) and this Section 2.2(e)).

(8) In the event that the new Monthly Basic Rent is not established prior to end of the initial Term of this Lease, the Monthly Basic Rent immediately payable at the commencement of the Option Term shall be the Monthly Basic Rent payable in the immediately preceding month. Notwithstanding the above, once the fair market rental is determined in accordance with this Section 2.2, the parties shall settle any underpayment or overpayment on the next Monthly Basic Rent payment date falling not less than thirty (30) days after such determination.

(f)

Notwithstanding anything above to the contrary, the Extension Option is personal to the original Tenant executing this Lease (“Original Tenant”) and any Affiliate Assignee pursuant to Section 14.8 below and may be exercised only by the Original Tenant or any such Affiliate Assignee while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Original Tenant or any such Affiliate Assignee, as the case may be. The Extension Option is not assignable separate and apart from this Lease, nor may the Extension Option be separated from this Lease in any manner, either by reservation or otherwise. Tenant shall have no right to exercise the Extension Option, notwithstanding any provision of the grant of the Extension Option to the contrary, and Tenant’s exercise of the Extension Option may, at Landlord’s option, be nullified by Landlord and deemed of no further force or effect, if Tenant shall be in default under the terms of this Lease after the expiration of applicable cure periods as of Tenant’s exercise of the Extension Option or at any time alter the exercise of the Extension Option and prior to the commencement of the Option Term.

2.3. Tenant’s early entry rights are set forth in Section 5.1 of Exhibit “C.”

3. Rent and Basic Rent Abatement.

3.1. Monthly Basic Rent. Tenant agrees to pay Landlord, as basic rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.8 of the Summary. The Monthly Basic Rent shall be paid by Tenant in monthly installments, in the amounts designated in Section 1.8 of the Summary in advance on the first day of each and every calendar month during the Term, without demand, notice, deduction or offset except as otherwise set forth in this Lease and except that the first (1st) full month’s Monthly Basic Rent shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to a thirty (30) day month. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s Monthly Basic Rent for the second (2nd) and third (3rd) full months of the initial Lease Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 23 of this Lease, then as a part of the recovery set forth in Section 23 of this Lease, Landlord shall be entitled to the pro-rata recovery of the Monthly Basic Rent that was abated under the provisions of this Section 3.1.

3.2. Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Basic Rent described in Section 3.1 above (including, without limitation, payments for insurance, repairs and parking, and Tenant’s Percentage of Operating Expenses in excess of Landlord’s Contribution to Operating Expenses as provided in Section 1.10 of the Summary) shall be considered additional rent for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Basic Rent is referenced, The Monthly Basic Rent and additional rent shall be paid to Landlord as provided in Section 7, without any prior notice or demand therefor and without any deduction or offset whatever (except as otherwise set forth in this Lease), in lawful money of the United States of America.

4. Common Areas; Operating Expenses.

4.1. Definitions; Tenant’s Rights. During the Term of this Lease, Tenant shall have the non- exclusive right to use, in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Section 6 below, those portions of the Project (the “Project Common Areas”) not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Project (or by the sublessees, agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Project Common Areas shall include, without limitation, any fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Project, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas appurtenant to the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the following areas:

(a)	the common entrances, lobbies, restrooms on multi-tenant floors, elevators, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenants premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises; and

(b)	the parking structure and parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building.

The Building Common Areas and the Project Common Areas shall be referred to herein collectively as the “Common Areas.”

4.2. Landlord’s Reserved Rights. Landlord reserves the right from time to time to use any of the Common Areas and to do any of the following, as long as such acts do not unreasonably and materially interfere with Tenant’s use of or access to the Premises:

(a)	expand the Building and construct or alter other buildings or improvements on the Site;

(b)	make any changes, additions, improvements, repairs or replacements in or to the Project, the Site, the Common Areas and/or the Building (including the Premises if required to do so by any law or regulation) and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, subject to Section 6.2, parking spaces and parking areas;

(c)	close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Project, Site and/or Building; and

(d)	perform such other acts and make such other changes with respect to the Project, Site, Common Areas and Building, as Landlord may, in the exercise of its good faith business judgment, deem to be appropriate,

Without limiting the generality of the foregoing, Tenant acknowledges that during the Lease Term, in the event Landlord performs work on the third (3rd) floor of the Building that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations including performing unreasonably noisy work (other than standard construction work) outside of Business Hours.

4.3. Excess Expenses. In addition to the Monthly Basic Rent required to be paid by Tenant pursuant to Section 3.1 above, during each month during the Term of this Lease (after the Base Year noted in Section 1.10 of the Summary), Tenant shall pay to Landlord the amount by which Tenant’s Percentage of Operating Expenses for such calendar year exceeds Landlord’s Contribution to Operating Expenses (such amount shall be referred to in this Section 4 as the “Excess Expenses”), in the manner and at the times set forth in the following provisions of this Section 4.

4.4. Definition of Operating Expenses. As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses of operation, maintenance, repair and replacement of the Project (including the Building, the Site and the Common Areas) as determined by standard accounting practices and calculated assuming the Project is ninety-five percent (95%) occupied, together with the Building’s Share of all costs and expenses for the operation, maintenance, repair and replacement of the Project and the Project Common Areas as determined by Landlord utilizing standard accounting practices and calculated assuming the Project is ninety-five percent (95%) occupied. The term “Building’s Share” shall mean a fraction, the numerator of which is the rentable square footage of the Building and the denominator of which is the rentable square footage of the Project. Operating Expenses include the following costs by way of illustration but not limitation: (a) Real Property Taxes and Assessments (as defined in Section 4.5 below) and any taxes or assessments imposed in lieu thereof; (b) any and all assessments imposed with respect to the Building, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Site, Common Areas or Building; (c) to the extent not charged to and paid by Tenant pursuant to Section 16.2 below, water and sewer charges and the costs of electricity, heating, ventilating, air conditioning and other utilities; (d) to the extent not charged to and paid by Tenant pursuant to Section 16.2 below, utilities surcharges and any other costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Building or the Premises or the parking facilities serving the Site, Building or the Premises; (e) costs of insurance obtained by Landlord pursuant to Section 21 of this Lease; (f) waste disposal and janitorial services; (g) security (if any); (h) costs incurred in the management of the Site, Building and Common Areas, including, without limitation: (1) supplies, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, unemployment taxes, employer’s Social Security taxes, together with any other taxes levied on wages, salaries, compensation and benefits, insurance and similar governmental charges related thereto) of employees used in the operation and maintenance of the Site, Building and Common Areas, (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Project, (4) management office expenses including rent and operating costs, (5) accounting fees, legal fees and real estate consultant’s fees, and (6) a management/administrative fee substantially consistent with that charged by landlords of Comparable Buildings, but in any event not to exceed four percent (4%) of the gross revenues of the Building; (i) supplies, materials, equipment and tools; (j) repair and maintenance of the elevators and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning, electrical and other utility systems installed or furnished by Landlord; (k) maintenance, costs and upkeep of all parking and Common Areas; (l) amortization on a straight-line basis over the useful life (as reasonably determined by Landlord), together with interest at the Interest Rate (as defined in Section 1.14 of the Summary of this Lease) on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) intended to produce a reduction in operating charges or energy consumption or effect other economies in the operation or maintenance of the Project; or (2) required after the date of this Lease under any governmental law or regulation that was not in effect as of the Commencement Date; or (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Building, the Common Areas and/or the Site at the same quality levels as prior to the repair or replacement; (m) costs and expenses of gardening and landscaping; (n) maintenance of signs; (o) personal property taxes levied on or attributable to personal property used in connection with the Building, the Common Areas and/or the Site; and (p) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting and similar items, including appropriate reserves. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. For purposes of determining Landlord’s Contribution to Operating Expenses, Operating Expenses shall not include (i) one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, (ii) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes (except to the extent such extraordinary circumstances continue beyond the Base Year), (iii) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages (except to the extent such extraordinary circumstances continue beyond the Base Year). In no event shall structural repairs or structural replacements to the Building (including without limitation the structural walls, foundations, concrete sub flooring, structural elements of the roof and underground utilities) be included in Operating Expenses.

Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses between the Building and/or among different tenants of the Project and/or different buildings of the Project as and when such different buildings are constructed and added to (and/or excluded from) the Project or otherwise (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and industrial space tenants of the Project or of a building or buildings in the Project. Such Cost Pools may also include an allocation of certain Operating Expenses within or under covenants, conditions and restrictions affecting the Project, in addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses and/or the provision of various services and amenities thereto, including allocation of Operating Expenses in any such Cost Pools.

Landlord hereby agrees that the cost of any new type or increased amount of insurance coverage (including, but not limited to, earthquake insurance) (or increased limits of insurance or decrease in the amount of deductibles) which is obtained or effected by Landlord during any calendar year after the Base Year (but is not obtained or effected during the Base Year) shall be added to the Operating Expenses for the Base Year (but at the rate which would have been in effect during the Base Year or the rate in effect during such subsequent calendar year, whichever is lower) prior to the calculation of Tenant’s Share of Operating Expenses for each such calendar year in which such change in insurance is initially obtained or effected. In the event that any of Landlord’s insurance premiums applicable to the Project shall decrease in any calendar year subsequent to the Base Year (including, without limitation, as a result of any decrease in the amount or type of coverage or increase in deductibles), Operating Expenses attributable to the Base Year, shall, commencing the year of such decrease, but only as long as and to the extent such decrease remains in effect, thereafter be reduced by the amount of such decrease in the insurance premiums.

Landlord further agrees that any costs incurred in any calendar year after the Base Year because of any added new type of discretionary services which were readily available during the Base Year, and customarily provided by landlords of Comparable Buildings during the Base Year (but not by Landlord), and not included in the Base Year shall be added to and included in the Base Year for purposes of determining the Operating Expenses payable for such calendar year in which such added new type of discretionary services are so provided, as if such services were provided in the Base Year (but at the rate for such services which would have been in effect during the Base Year, or the rate in effect during such subsequent calendar year, whichever is lower).

Notwithstanding anything to the contrary in this Lease, Operating Expenses shall not include the following:

(a)	costs incurred in connection with defects in the original construction of the Project or in connection with any major change in the Project, such as adding or deleting floors or Buildings;

(b)	depreciation, interest and principal payments on mortgages or other debt costs, if any;

(c)	marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project;

(d)	costs for which the Landlord is reimbursed, or would have been reimbursed, if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts from any tenant or occupant of the Project or by insurance from its carrier or any tenant’s carrier;

(e)	any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind (but Operating Expenses may include reasonable reserves imposed upon the Project as part of the assessments under any covenants, conditions and restrictions recorded against the Project other than a reserve for any debt or financing arrangement);

(f)

costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(g)	the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager unless those personnel are acting in the capacity of their respective positions and the amount of salary being charged to the Project is comparable to Comparable Buildings;

(h)	late charges, penalties, liquidated damages, and interest arising out of Landlord’s failure to make timely payment of any of its obligations;

(i)	amount paid as ground rental for the Project;

(j)	costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project;

(k)	costs of capital repairs and capital alterations, capital improvements and capital equipment, except as permitted in this Section 4.4 above;

(l)	any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the typical costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(m)	any compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord (other than the parking facilities serving the Project);

(n)	rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased the cost of which would be excluded from Operating Expenses as a capital cost (excluding, however, equipment not affixed to the Building or the Project which is used in providing janitorial or similar services);

(o)	all items and services for which Tenant or any other tenant in the Project is obligated to reimburse Landlord, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(p)	electric power costs or costs for other utilities for which any tenant (including Tenant) directly contracts with a public service company, or any costs for electricity, water, heat, air conditioning or other utilities provided by Landlord to any tenant free of charge in excess of the costs for utilities offered by Landlord to Tenant free of charge;

(q)	costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(r)	depreciation and amortization, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services, all as determined in accordance with standard real estate accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life as reasonably determined by Landlord in the manner described in Section 4.4(l) above, together with interest on the unamortized costs at the Interest Rate;

(s)	any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(t)	rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(u)	Landlord’s general corporate overhead and general and administrative expenses, except for the property management fee and except as they relate to the specific management of the Project such as tax management services and project amounting fees;

(v)	costs arising from the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees, contractors, invitees or licensees;

(w)	costs incurred to comply with applicable laws with respect to the cleanup, removal, investigation and/or remediation of any Hazardous Materials (as such term is defined in Section 6.4 below) in, on or under the Project and/or the Building to the extent not the responsibility of Tenant under this Lease; and

(x)	costs arising from Landlord’s charitable or political contributions.

Landlord shall (i) not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses.

4.5. Definition of Real Property Taxes and Assessments. All Real Property Taxes and Assessments shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building(s) ready for occupancy. As used in this Lease, the term “Real Property Taxes and Assessments” shall mean: any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building, Common Areas, Site or Project, including the following by way of illustration but not limitation:

(a)	any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(b)	any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “real property taxes” for the purposes of this Lease;

(c)	any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Building, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(d)	any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and/or

(e)	any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Building is a part.

Notwithstanding the foregoing, if, after the Commencement Date, Real Property Taxes and Assessments are reduced, then for purposes of all subsequent calendar years including the calendar year in which the reduction occurs, Landlord’s Contribution to Operating Expenses shall be proportionately reduced. Notwithstanding the foregoing provisions of this Section 4.5 above to the contrary, “Real Property Taxes and Assessments” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

4.6. Estimate Statement. By the first day of April of each calendar year during the Term of this Lease (after the Base Year noted in Section 1.10 of the Summary) or as soon thereafter as reasonably possible, Landlord shall deliver to Tenant a statement (“Estimate Statement”) estimating the Operating Expenses for the current calendar year and the estimated amount of Excess Expenses payable by Tenant. Landlord shall have the right no more than one (1) time in any calendar year to deliver a revised Estimate Statement showing the Excess Expenses for such calendar year if Landlord determines that the Excess Expenses are greater than those set forth in the original Estimate Statement (or previously delivered revised Estimate Statement) for such calendar year. The Excess Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Excess Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year).

Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

4.7. Actual Statement. By the first day of April of each succeeding calendar year during the Term of this Lease or as soon thereafter as reasonably possible, Landlord shall deliver to Tenant a statement (“Actual Statement”) of the actual Operating Expenses and Excess Expenses for the immediately preceding calendar year. If the Actual Statement reveals that Excess Expenses were over-stated or under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 4.6 above, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, Landlord shall credit Tenant against the next monthly rent falling due (or pay to Tenant in the event such reconciliation takes place after the expiration of this Lease), the amount of such over-payment, as the case may be. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease.

4.8. No Release. Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 4 shall not constitute a waiver of its right to receive Tenant’s payment of Excess Expenses, nor shall it relieve Tenant of its obligations to pay Excess Expenses pursuant to this Section 4, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until ten (10) days after receipt of such statement. Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for Tenants Percentage of any Excess Expenses attributable to any calendar year which was first billed to Tenant more than twelve (12) calendar months after the expiration date of the Lease (the “Cutoff Date”), except that Tenant shall be responsible for Tenant’s Percentage of any Excess Expenses levied by any governmental authority or by any public utility company at any time following the applicable Cutoff Date which are attributable to any calendar year occurring prior to such Cutoff Date, so long as Landlord delivers to Tenant a bill and supplemental Statement for such amounts within forty-five (45) days following Landlord’s receipt of the applicable bill therefor.

4.9. Audit Rights. In the event Tenant disputes the amount of the Operating Expenses set forth in the Actual Statement for the particular calendar year delivered by Landlord to Tenant pursuant to Section 4.7 above, Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees or agents inspect, at Landlord’s office during normal business hours, Landlord’s books, records and supporting documents concerning the Operating Expenses set forth in such Actual Statement; provided, however, Tenant shall have no right to conduct such inspection, have an audit performed by the Accountant as described below, or object to or otherwise dispute the amount of the Operating Expenses set forth in any such Actual Statement, unless Tenant notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence and complete such audit within nine (9) months immediately following Landlord’s delivery of the particular Actual Statement in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, inspection and/or audit as set forth in this Section 4.9, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Section 4 in accordance with such Actual Statement. However, such payment may be made under protest pending the outcome of any audit which may be performed by the Accountant as described below. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without interference with Landlord’s operation and management of the Project. If after such inspection and/or request for documentation, Tenant still disputes the amount of the Operating Expenses set forth in the Actual Statement, Tenant shall have the right, within the Review Period, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the “Accountant”) to complete an audit of Landlord’s books and records pertaining to Operating Expenses to determine the proper amount of the Operating Expenses incurred and amounts payable by Tenant for the calendar year which is the subject of such Actual Statement. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the “Big 4” accounting firms, which is not paid on a contingency basis and which is selected by Tenant and reasonably approved by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days alter the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant, within thirty (30) days, the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord’s original Actual Statement which was the subject of such audit was in error to Tenant’s disadvantage by five percent (5%) or more of the total Operating Expenses of the Actual Statement which was the subject of such audit, in which case Landlord shall pay the entire costs of the audit. The payment by Tenant of any amounts pursuant to this Section 4 shall not preclude Tenant from questioning the correctness of any Actual Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct and complete the audit as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the Actual Statement in question. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.9, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential (except as reasonably necessary to enforce or protect Tenant’s rights under this Lease), and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such commercially reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

5. Security Deposit. Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deposit with Landlord the Security Deposit designated in Section 1.11 of the Summary. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If Tenant defaults with respect to any of its obligations under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or stiffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days following the expiration of the Lease term. If Landlord sells its interest in the Building during the Term and if Landlord deposits with the purchaser the Security Deposit (or balance thereof), then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any Tenant Parties (as defined in Section 6.4 below).

6. Use.

6.1. General. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.12 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall observe and comply with the “Rules and Regulations” attached hereto as Exhibit “E”, and all reasonable, non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord so long as the same do not unreasonably interfere with Tenant’s rights, or materially expand Tenant’s obligations, under this Lease. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of the Project or the Building of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Premises (provided that Landlord will not permit the recording of any covenants, conditions or restrictions after the date of this Lease to the extent the same would materially interfere with Tenant’s rights, or materially expand Tenant’s obligations, under this Lease) and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the = with Disabilities Act of 1990 as it pertains to Tenant’s use, occupancy, improvement and alteration of the Premises (whether, except as otherwise expressly provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises, regardless of the period of time remaining in the Lease Term). Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions now or hereafter affecting the Site or of any law or governmental rule or regulation, or of any certificate of occupancy issued for the Premises or Building, or (b) for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of other tenants or occupants of the Project or the Building, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building, the Project or the Site, nor commit or suffer to be committed any waste in, on or about the Premises.

6.2. Parking.

(a)	Tenant’s Parking Privileges. During the Term of this Lease, Landlord shall lease to Tenant (at no additional cost to Tenant), and Tenant shall lease from Landlord, the number of parking privileges specified in Section 1.16 of the Summary hereof for use by Tenant’s employees in the common parking areas for the Building within the Project, as designated by Landlord from time to time. Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Project (including whether such areas shall be surface, underground and/or other structures) as long as Tenant is provided the number of parking privileges designated in Section 1.16 of the Summary. In addition, Landlord may, in its sole discretion, assign any unreserved and unassigned parking privileges, and/or make all or a portion of such privileges reserved.

(b)	Parking Validation. In addition to such parking privileges for use by Tenant’s employees, Landlord shall permit access to the parking areas for Tenant’s visitors, subject to availability of spaces and payment (by validation charges or otherwise) of daily visitor parking charges therefor as may be established and adjusted by Landlord from time to time.

(c)	Parking Rules. The use of the parking areas shall be subject to the Parking Rules and Regulations contained in Exhibit “E” attached hereto and any other reasonable, non-discriminatory rules and regulations adopted by Landlord and/or Landlord’s parking operators from time to time, including any system for controlled ingress and egress and charging visitors and invitees, with appropriate provision for validation of such charges. Tenant shall not use more parking privileges than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building or Project or for visitor parking. Tenant’s parking privileges shall be used only for parking by vehicles no larger than normally sized passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

6.3. Signs and Auctions. Tenant shall be entitled, at Landlord’s initial cost and expense, to (i) one (1) identification sign on or near the entry doors of the Premises, and (ii) for multi-tenant floors, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located; provided, however, that any Landlord approved changes to such signage shall be at Tenant’s sole cost and expense. Such signs shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such identification signs (and the signage permitted under Section 6.3(b) below), Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion. Tenant shall have no right to conduct any auction in, on or about the Premises, the Building or Site. Tenant shall, at Landlord’s initial cost and expense, be entitled to one (1) line on the Building directory to display Tenant’s name and suite number; provided, however, that any Landlord approved changes to such directory identification shall be at Tenants sole cost and expense.

6.4. Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws (as defined below) applicable to Tenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term “Environmental Law” means any past, present or future federal, state, local, statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies (used by Tenant in strict compliance with all applicable Environmental Laws), such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord, any Mortgagee and their respective partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). At all times during the Term of this Lease, Landlord will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord or any mortgagee at any time during which Tenant is in default under this Section 6.4 of this Lease, cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Tenant, Landlord and Landlord’s mortgagee(s). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. The provisions of this Section 6.4 will survive the expiration or earlier termination of this Lease.

The following Hazardous Materials are collectively referred to in this Lease as “Landlord Hazardous Materials”: (A) Hazardous Materials existing in the Project as of the Commencement Date, or (B) Hazardous Materials introduced into the Project subsequent to the Commencement Date, where the same was not caused by Tenant or any of the Tenant Parties. Landlord shall defend, reimburse, and hold Tenant and Tenant’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”) harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Landlord Hazardous Materials on, in, under or about the Premises or any other portion of the Project including, without limitation, the cost of remediation of Landlord Hazardous Materials. The provisions of this Section 6.4 will survive the expiration or earlier termination of this Lease. Unless a determination is made by a court of law or governmental authority exercising jurisdiction with respect to an Environmental Law that Tenant and/or any Tenant’s Parties is/are the source of a release of Hazardous Materials on, under or emanating from the Premises and/or are otherwise caused by the acts or omission of Tenant or any Tenant’s Parties, if Hazardous Materials are discovered to be present on, under or emanating from the Premises, or onto the Premises, Landlord shall, subject to this Section 6.4, immediately undertake Corrective Action with respect to the presence of such Hazardous Materials to the extent required by Environmental Laws at Landlord’s sole cost. As used in this Lease, “Corrective Action” shall mean any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities.

7. Payments and Notices. All rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the first address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address designated in Section 1.1 of the Summary. Either party may, by prior written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

8. Brokers. Landlord has entered into an agreement with the real estate broker specified in Section 1.13 of the Summary as representing Landlord (“Landlord’s Broker”), and Landlord shall pay any commissions or fees that are payable to Landlords Broker with respect to this Lease in accordance with the provisions of a separate commission contract. Landlord shall have no further or separate obligation for payment of commissions or fees to any other real estate broker, finder or intermediary. Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than Landlord’s Broker and the broker specified in Section 1.13 of the Summary as representing Tenant (“Tenant’s Broker”). Any commissions or fees payable to Tenant’s Broker with respect to this Lease shall be paid exclusively by Landlords Broker. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Tenant shall indemnify, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

9. Surrender; Holding Over.

9.1. Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in good condition and repair, reasonable wear and tear excepted, with all of Tenant’s personal property (and those items, if any, of Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease (including upon the expiration of any subsequent month-to-month tenancy consented to by Landlord pursuant to Section 9.2 below), with such removal and repair obligations completed, then, in addition to the provisions of Section 9.3 below and Landlord’s rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.2. Hold Over With Landlord’s Consent. If, with Landlord’s express written consent, Tenant remains in possession of the Premises after the expiration or earlier termination of the Lease Term, Tenant shall become a tenant from month-to-month upon the terms and conditions set forth in this Lease (including Tenant’s obligation to pay all Excess Expenses and any other additional rent under this Lease), but at a Monthly Basic Rent equal to one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Tenant shall pay an entire month’s Monthly Basic Rent calculated in accordance with this Section 9.2 for any portion of a month it holds over and remains in possession of the Premises pursuant to this Section 9.2. This Section 9.2 shall not be construed to create any expressed or implied right to holdover beyond the expiration of the Lease Term or any extension thereof.

9.3. Hold Over Without Landlord’s Consent. If Tenant holds over after the expiration or earlier termination of the Lease Term without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all Excess Expenses and any other additional rent under this Lease), but at a Monthly Basic Rent equal to one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. Tenant shall pay an entire month’s Monthly Basic Rent calculated in accordance with this Section 9.3 for any portion of a month it holds over and remains in possession of the Premises pursuant to this Section 9.3.

9.4. No Effect on Landlord’s Rights. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

10. Taxes on Tenant’s Property. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building’s standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant, pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within ten (10) days after demand by Landlord.

11. Condition of Premises; Repairs.

11.1. Condition of Premises. Except as specifically set forth in this Lease (including without limitation the Work Letter Agreement), upon Substantial Completion of the Tenant Improvements, Tenant agrees to accept Premises in its “as-is” condition as of the date thereof (except for punch list items). Tenant also acknowledges that, except as otherwise expressly set forth in this Lease (including without limitation the Work Letter Agreement), neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Site or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business. The taking of possession of the Premises by Tenant shall conclusively establish that the Project, the Site, the Premises (including the Tenant Improvements therein), the Building and the Common Areas were at such time complete and in good, sanitary and satisfactory condition and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto except for punch list items as described above and except as expressly set forth in this Lease (including the Work Letter Agreement); provided, however, in the event that, as of the Commencement Date, the Base, Shell and Core of the Building (as defined in Section 1 of Exhibit “C”), the Common Areas and/or the Premises (including without limitation the Tenant Improvements and Landlord’s Work) in their respective conditions existing as of such date without regard to Tenants use of the Premises for general office purposes, and based solely on an unoccupied basis, (A) do not comply with applicable laws (including without limitation the Americans with Disabilities Act (the “ADA”)) in effect as of the Commencement Date or (B) contains latent defects, then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in (and not excluded in) Section 4 hereof), for correcting any such non-compliance to the extent and as and when required by applicable laws and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant. In addition, any code compliance or ADA modifications that are expressly required by any governmental entity to be performed by Landlord inside or outside of the Premises in connection with Landlord’s construction of the Tenant Improvements shall be at Landlord’s sole cost and expense and not included in Operating Expenses.

11.2. Landlord’s Repair Obligations. Subject to Section 18.1 and 18.2 of this Lease, Landlord shall, as part of the Operating Expenses (except to the extent excluded from Operating Expenses in Section 4 above), repair, maintain and replace, in a first-class condition and in compliance with all applicable laws (a) the Building shell and other structural portions of the Building (including the roof and foundations), (b) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems, or kitchen or restroom facilities and appliances to the extent such facilities and appliances are intended for the exclusive use of Tenant), and (c) the Common Areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance, repairs and replacements. Subject to Section 16.5 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

11.3. Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth in Sections 11.2, 16.1, 18.1 and 19.2 hereof, Tenant shall at all times and at Tenants sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the Premises and all parts thereof including, without limitation, all Tenant Improvements, Tenant Changes, utility meters, all special or supplemental HVAC systems, electrical systems, pipes and conduits, located within the Premises, all fixtures, furniture and equipment, Tenants storefront (if any), Tenant’s signs, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen and/or restroom facilities and appliances located within the Premises to the extent such facilities and appliances are intended for the exclusive use of Tenant, custom lighting, and any alterations, additions and other property located within the Premises in first-class condition and repair, reasonable wear and tear excepted. Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the gross negligence or willful misconduct of Landlord, its agents or employees and not covered by insurance maintained, or required to be maintained, by Tenant hereunder. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) which are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises.

12. Alterations.

12.1. Tenant Changes; Conditions. Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (collectively, “Tenant Changes”) subject to and upon the following terms and conditions:

(a)

Tenant may not, without the prior written consent of Landlord which may be withheld in Landlord’s sole and absolute (but good faith) discretion, make any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building’s structure or the mechanical, HVAC, electrical, plumbing, sprinkler or life safety systems of the Premises, Building and/or the Project (collectively, the “Systems”), equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Project, the Building or the Common Areas; (iv) weaken or impair the structural strength of the Building; (v) in the reasonable opinion of Landlord, lessen the value of the Project or Building; or (vi) will violate or require a change in any occupancy certificate applicable to the Premises. Notwithstanding anything to the contrary in this Lease and subject to Tenant’s compliance with the terms and conditions of this Section 12, Landlord hereby approves, in concept, the following Tenant Changes and agrees that Tenant shall have no obligation to remove or restore such Tenant Changes on the expiration of this Lease: (a) install a door on the wall adjoining the Premises to the premises teased by Auspex, and (b) install a curtain fixture behind the glass wall inside the Premises.

(b)	Before proceeding with any Tenant Change which is not otherwise prohibited in Section 12.1(a) above, Tenant must first obtain Landlords written approval thereof (including approval of all plans, specifications and working drawings for such Tenant Change), which approval shall not be unreasonably withheld. However, Landlord’s prior approval shall not be required for any Tenant Change which satisfies the following conditions (hereinafter a “Pre-Approved Change”): (i) the costs of such Tenant Change does not exceed Five Hundred Dollars ($500.00) individually; (ii) the costs of such Tenant Change when aggregated with the costs of all other Tenant Changes made by Tenant during the Term of this Lease do not exceed Fifteen Hundred Dollars ($1,500.00); (iii) Tenant delivers to Landlord final plans, specifications and working drawings for such Tenant Change at least ten (10) days prior to commencement of the work thereof; (iv) the Tenant Change is not prohibited in Section 12.1(a) above; (v) the Tenant Change does not require a building permit, and (vi) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1.

(c)	After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(b) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with such contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld; and (ii) before proceeding with any Tenant Change (including any Pre-Approved Change), provide Landlord with ten (10) days’ prior written notice thereof. In addition, before proceeding with any Tenant Change, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense; (A) all necessary governmental permits and approvals for the commencement and completion of such Tenant Change; and (B) a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such Tenant Change. Landlords approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s).

(d)	Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlords engineers and other consultants for review of all plans, specifications and working drawings for the Tenant Changes, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants together with (in any event) an administrative charge of five percent (5%) of the actual costs of such work. In addition to such costs, Tenant shall pay to Landlord, within ten (10) days after completion of any Tenant Change, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Tenant Changes to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

(e)	All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all laws, rules, regulations of all governmental agencies and authorities including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990; (iv) in such a manner so as not to interfere with the occupancy of any other tenant in the Project or Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Project or Building; and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

(f)	Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 20 of this Lease.

12.2. Removal of Tenant Changes and Tenant Improvements. All Tenant Changes and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant at the time of its approval of any Tenant Change (but not the initial Tenant Improvements which Tenant shall have no obligation to remove), require Tenant to remove such Tenant Change at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord’s option, shall pay to Landlord all of Landlord’s costs of such removal and repair).

12.3. Removal of Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage to Premises, Building and/or the Project caused by such removal.

12.4. Tenant’s Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or any items of Tenant Improvements or Tenant Changes identified by Landlord for removal pursuant to Section 12.2 above, or if Tenant fails to comply with its obligations under Section 12.3 above, Landlord may, at its option, treat such failure as a hold over pursuant to Section 9.3 above, and/or may (without liability to Tenant for loss thereof, at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity): (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

13. Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Project, the Site, the Building or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or any Tenant Parties. Tenant shall, at Landlord’s request, provide Landlord with enforceable, unconditional and final lien releases (and other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost. immediately cause such lien to be released of record or bonded to Landlord’s reasonable satisfaction so that it no longer affects title to the Project, the Site, the Building or the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within five (5) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

14. Assignment and Subletting.

14.1. Restriction on Transfer. Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like shall sometimes be referred to as a “Transfer”). In no event may Tenant encumber this Lease. Any Transfer without Landlord’s consent shall constitute a default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election.

14.2. Administrative and Attorneys’ Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise). Acceptance of the Five Hundred Dollar ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

14.3. Landlord’s Options. If at any time or from time to time during the Term Tenant desires to effect a Transfer, Tenant shall deliver to Landlord, at least thirty (30) days prior to the date Tenant desires the Transfer to be effective (“Transfer Date”), written notice (“Transfer Notice”) setting forth the Transfer Date, the terms and provisions of the proposed Transfer, the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”), and any ownership or commercial relationship between Tenant and the proposed Transferee. Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee (including references) as Landlord may reasonably request. Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of the Transfer Notice, and such financial statements and other information requested by Landlord, either to:

(a)	approve or disapprove such Transfer, which approval shall not be unreasonably withheld, conditioned or delayed; or

(b)

recapture the space (“Subject Space”) that is the subject of the Transfer. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. Notwithstanding any provision herein to the contrary, in the event that Landlord elects to recapture as provided in this Section 14.3(b). Tenant shall have five (5) days to rescind its Transfer Notice in which case such election to recapture shall no longer be effective and Tenant shall retain alt rights under this Lease. If Landlord does not respond to Tenant’s Transfer Notice within ten (10) business days of receiving such Transfer Notice (together with all required information provided above) and if such failure continues for an additional five (5) business days after Tenant’s second (2nd) submittal of such Transfer Notice (together with all required information provided above) to Landlord, then such lack of response shall conclusively be deemed approval by Landlord of such Transfer.

14.4. Additional Conditions; Excess Rent. If Landlord does not exercise its recapture option described in Section 14.3(b) above and instead approves of the proposed Transfer pursuant to Section 14.3(a) above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following Further conditions:

(a)	the Transfer shall be on the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another thirty (30) days after receipt thereof to make the election in Sections 14.3(a) or 14.3(b) above);

(b)	no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument effecting the Transfer has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease (or with respect to a sublease of a portion of the Premises or for a portion of the Term, all of Tenant’s obligations applicable to such portion);

(c)	no Transferee shall have a further right to assign, encumber or sublet, except an the terms herein contained; and

(d)	fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, (i) The total rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any documented and reasonable brokerage commissions, attorneys’ fees and moving costs actually paid by Tenant in connection with such Transfer, shall be paid to Landlord within ten (10) days after receipt thereof as additional rental under this Lease, without affecting or reducing any other obligations of Tenant hereunder.

14.5. Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Section 14.3(a) shall be deemed reasonably withheld, conditioned or delayed if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the Term; (b) the proposed Transferee is an existing tenant of the Project or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Project; (c) the proposed Transferee is a governmental entity; (d) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (e) the use of the Premises by the Transferee (1) is not permitted by the use provisions in Section 6 hereof, or (2) violates any exclusive use granted by Landlord to another tenant in the Building; (f) the Transfer would likely result in significant increase in the use of the parking areas or Common Areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon services to be provided by Landlord to the Premises; (g) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer; or (h) the Transferee is not, in Landlord’s reasonable opinion, of reputable or good character or consistent with Landlord’s desired tenant mix. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Section 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee, waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease.

14.6. No Release. No Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee wilt thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord. However, the acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

14.7. Material Inducement. Tenant understands, acknowledges and agrees that (a) Landlord’s option to recapture all or any portion of the Subject Space as provided in Section 14.3(b) above rather than approve the proposed Transfer, and (b) Landlord’s right to receive a portion of any excess consideration paid by a Transferee in connection with an approved Transfer as provided in Section 14.4(d) above, are a material inducement for Landlord’s agreement to lease the Premises to Tenant upon the terms and conditions herein set forth.

14.8. Affiliated Companies/Restructuring of Business Organization. The Transfer by Tenant with respect to all or any portion of this Lease or the Premises to (i) a parent, subsidiary or spin-off company of Tenant (or an entity that becomes a parent, subsidiary or spin-off company of Tenant), or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases or acquires all or substantially all of the assets, stock or other ownership interests of Tenant, or (iv) any successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets (all such persons or entities described in (i), (ii), (ii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Section 14 and shall not entitle Landlord to exercise its recapture rights nor entitle Landlord to any excess consideration pursuant to Section 14.4(d) above, provided that:

(a)	Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Section 14;

(b)	the use of the Premises remains substantially unchanged;

(c)	Intentionally deleted;

(d)	Tenant gives Landlord prior written notice of any such assignment or sublease to an Affiliate;

(e)	Any such Affiliate has, as of the effective date of any such assignment or sublease, a tangible net worth and net income, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), sufficient to meet the obligations of Tenant under this Lease;

(f)	Any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

(g)	Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

An Affiliate that is an assignee of Tenant’s entire interest in this Lease may be referred to herein as an “Affiliate Assignee”.

15. Entry by Landlord. Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Project, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent. In exercising such entry rights, Landlord shall use commercially reasonable efforts to minimize, as reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with reasonable advance written notice of such entry (except in emergency situations and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord.

16. Utilities and Services.

16.1. Standard Utilities and Services. Subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth hereinbelow, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services, the costs of which shall be included in Operating Expenses, unless otherwise specified below (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time).

(a)	Landlord shall make the elevator of the Building available for Tenant’s non-exclusive use, twenty-four (24) hours per day.

(b)	Landlord shall furnish during the Business Hours for the Building specified in Section 1.17 of the Summary, heating, ventilation and air conditioning (“HVAC”) far the Premises as required in Landlords judgment for the comfortable and normal occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 16, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Building, Landlord shall provide such “after-hours” usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as additional rent (and not as part of the Operating Expenses) the cost, as fairly determined by Landlord, of such after-hours usage (as well as the cost of any HVAC used by Tenant in excess of what Landlord considers reasonable or normal), including any minimum hour charges for after-hours requests and any special start-up costs for after-hours services which requires a special start-up (such as late evenings, weekends and holidays) together with an administrative fee of fifteen percent (15%) of the cost of such after-hours usage, which administrative fee shall also be payable by Tenant to Landlord for the cost of any other services provided by Landlord to Tenant that are not otherwise required to be provided by Landlord to Tenant hereunder. The current cost for such after-hours services is Thirty-Five Dollars ($35.00) per hour. The charge for after-hours HVAC shall not increase by more than Three Dollars ($3.00) per hour annually on a cumulative and compounded basis.

(c)	Landlord shall provide adequate electrical wiring and facilities and power and water for normal general office use as determined by Landlord. As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

(d)	Landlord shall furnish janitorial services to the Premises five (5) days per week pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitorial service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Such additional services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Janitorial service will not be furnished on nights when rooms are occupied after 7:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord’s sole discretion. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises for general office uses.

(e)	Landlord may, in Landlord’s sole discretion, provide security service or protection in the Building and/or the Project, in any manner deemed reasonable by Landlord at Landlord’s sole discretion, from the Commencement Date throughout the Term.

(f)	In the event Tenant utilizes any specialized HVAC system in the Premises then Landlord, at Landlord’s option, Landlord may install HVAC meters in the Premises to measure Tenant’s consumption of HVAC, including any after-hours and extraordinary usage described above. Tenant shall pay to Landlord, within ten (10) days after demand, the cost of the installation, maintenance and repair of such meter(s) (together with the administrative fee described in Section 16.1(b) above).

16.2. Tenant’s Obligations. Landlord shall designate the electricity utility provider from time to time. At no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s sole cost, if, in Landlord’s reasonable judgment, the same are necessary and shall not (i) cause damage or injury to the Project, the Building or the Premises, (ii) cause or create a dangerous or hazardous condition, (iii) entail excessive or unreasonable alterations, repairs or expenses, or (iv) interfere with or disturb other tenants or occupants of the Building. Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Building. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the Systems of the Building and/or the Project.

16.3. Overstandard Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 16.1 above. If Tenant uses water in excess of that supplied by Landlord pursuant to Section 16.1 above, then Tenant shall pay to Landlord, within ten (10) days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use, and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within ten (10) days after demand, including the cost of such additional metering devices.

16.4. Failure to Provide Utilities. Landlord’s failure to furnish or delay in furnishing any of the services described in Section 16.1 above when such failure is caused by all or any of the following shall not result in any liability of Landlord: (a) casualty, accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel including due to shortages, blackouts or any other cause; or (e) any other cause beyond Landlords reasonable control. In addition, in the event of the failure of any said utilities or services, Tenant shall not be entitled to any abatement or reduction of rent (except as expressly provided in Sections 16.5, 18.3 and 19.2 if such failure is a result of a damage or taking described therein), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services as set forth in this Section 16. In the event of any stoppage or interruption of services, Landlord shall diligently attempt to resume such services as promptly as reasonably practicable. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

16.5. Abatement of Rent When Tenant Is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any repair, maintenance or alteration performed by Landlord after the Commencement Date and required to be performed by Landlord under this Lease, or (ii) any failure to provide to the Premises any of the essential utilities and services required to be provided in Sections 16.1(a), 16.1(b) and 16.1(c) above, or (iii) any failure to provide access to the Premises, then Tenant’s obligation to pay Monthly Basic Rent and Operating Expenses shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement of rent if the matter described in clauses (i), (ii) or (iii) of this sentence is not caused by Tenant’s gross negligence or willful misconduct. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Section 18 or a taking pursuant to Section 19, then the Eligibility Period shall not be applicable.

17. Indemnification and Exculpation.

17.1. Tenant’s Assumption of Risk and Waiver. Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the gross negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Project, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 17.1, all property of Tenant, its agents, employees and invitees kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers.

17.2. Tenant’s Indemnification of Landlord and Mortgagee. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord, any Mortgagee (as defined in Section 25 below) and their respective partners, officer’s, directors, employees, agents, successors and assigns (collectively, “Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”) (but not including any loss of business, loss of profits or other consequential damages), arising or resulting from (a) any occurrence at the Premises, unless caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors, (b) any act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees or invitees (collectively, “Tenant Parties”); (c) the use of the Premises and Common Areas and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere in the Project; and/or (d) any default by Tenant of any obligations on Tenants part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. In case any action or proceeding is brought against Landlord, any Mortgagee or any other Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord and any Mortgagee, which approval shall not be unreasonably withheld.

17.3. Reciprocal Indemnity. Landlord shall indemnify and hold Tenant harmless from any Indemnified Claims resulting from the gross negligence or willful misconduct of Landlord or its agents, contractors, servants, employees, or licensees (but not including any loss of business, loss of profits or other consequential damages). In addition, to the extent any damage or repair obligation is covered by insurance obtained by Landlord, but is not covered by insurance obtained by Tenant, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord is entitled to receive.

17.4. Survival; No Release of Insurers. The indemnification obligations under Section 17.2 and Section 17.3 shall survive the expiration or earlier termination of this Lease. The covenants, agreements and indemnification in Sections 17.1, 17.2 and 17.3 above are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

18. Damage or Destruction.

18.1. Landlord’s Rights and Obligations. In the event the Premises or any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building prior Premises may be repaired, reconstructed or restored to substantially its condition immediately and/or to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenants insurance which Tenant is required to deliver to Landlord pursuant to Section 18.2 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

(a)	repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including, to the extent of insurance proceeds received from Tenant, the Tenant Improvements and Tenant Changes), in which case this Lease shall continue in full force and effect; or

(b)	terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate.

Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such casualty, or fifteen (15) days alter Landlord’s receipt of the estimate from Landlord’s contractor.

18.2. Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Tenant Changes in the Premises (excluding proceeds for Tenant’s furniture and other personal property), whether or not this Lease is terminated as permitted in this Section 18, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of the Tenant Improvements and any Tenant Changes which Tenant is required to insure pursuant to Sections 12.1(c) and/or 20.1(a) hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Improvements and Tenant Changes which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Improvements and Tenant Changes, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

18.3. Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then the Monthly Basic Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the gross negligence or willful misconduct of Tenant or any Tenant Parties, there shall be no abatement of Monthly Basic Rent. Except for abatement of Monthly Basic Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

18.4. Inability to Complete. Notwithstanding anything to the contrary contained in this Section 18, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 18.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 18.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure Delays as defined in Section 32.15, and delays caused by Tenant or any Tenant Parties), then Landlord and, so long as the delay is not caused by Tenant Delays, Tenant may elect to terminate this Lease upon thirty (30) days’ prior written notice to the other.

18.5. Damage Near End of Term. In addition to its termination rights set forth herein, Landlord and Tenant shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord’s contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

18.6. Tenant’s Additional Termination Right. Tenant shall have the right to terminate this Lease if Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred eighty (180) days to complete, which termination shall be effective as of the date which is thirty (30) days after Landlord’s receipt of Tenant’s election to so terminate.

18.7. Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

19. Eminent Domain.

19.1. Substantial Taking. Subject to the provisions of Section 19.4 below in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises as reasonably determined by Landlord, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

19.2. Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenants business, then, except as otherwise provided in the immediately following sentence, neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and Monthly Basic Rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if any part of the Building or the Site shall be taken (whether or not such taking substantially interferes with Tenant’s use of the Premises), Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

19.3. Condemnation Award. Subject to the provisions of Section 19.4 below, in connection with any taking of the Premises or Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

19.4. Temporary Taking. In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations under Section 9 with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 19.4, a temporary taking shall be defined as a taking for a period of two hundred seventy (270) days or less.

19.5. Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

20. Tenant’s Insurance.

20.1. Types of Insurance. On or before the earlier of the Commencement Date or the date Tenant occupies all or any portion of the Premises or commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a)	Special Form insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, and malicious mischief upon property owned by Tenant and located in the Premises or Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including furniture, equipment and any other personal property, and any Tenant Changes (and including the Tenant Improvements previously existing or installed in the Premises), in an amount not less than the full replacement cost thereof.

(b)	Commercial general liability insurance coverage, on an occurrence basis, with a primary limit of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars in the aggregate, which commercial general liability insurance coverage includes personal injury, bodily injury (including wrongful death), owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease, including Section 17 hereof), host liquor liability (if Tenant serves alcohol on the Premises), and products and completed operations liability. Tenant shall also carry hired and non-owned automobile liability, with an initial combined single limit of liability of not less than One Million Dollars ($1,000,000.00).

(c)	Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed by Tenant in connection with any work done in, on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d)	Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

20.2. Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and are rated not less than financial class X, and not less than policyholder rating A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1(a) and 20.1(d) above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, Landlord’s mortgagees, ground lessors (if any) and managers of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) not have a deductible amount exceeding a commercially reasonable level, which amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and Landlord’s mortgagees and ground lessors shall be primary, and any insurance carried by Landlord or Landlord’s mortgagees and ground lessors shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation as described in Section 22 below; (g) intentionally deleted; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any mortgagee pursuant to any provision of the mortgage upon the happening of a default thereunder, or (iv) any change in title or ownership of the Premises. Tenant agrees to deliver to Landlord, in no event later than the earlier of (i) the Commencement Date or (ii) the date Tenant takes possession of all or any part of the Premises, certified copies of each such insurance policy (or certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Section 20). Tenant shall cause replacement policies or certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Section 23.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense. Tenant agrees to use good faith efforts to notify Landlord in writing prior to any material change or cancellation of the insurance required to be carried by Tenant hereunder.

20.3. Effect on Insurance. Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project. If Tenant’s occupancy or conduct of its business in, on or about the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, Tenant shall pay such increase as additional rent within ten (10) days after being billed therefor by Landlord. If any insurance coverage carried by Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 23.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

21. Landlord’s Insurance. During the Term, Landlord shall insure the Building and the Premises (excluding, however, Tenant’s furniture, equipment and other personal property and the Tenant Improvements and any Tenant Changes) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Section 21 (including self-insured amounts and deductibles) shall be included in Operating Expenses.

22. Waiver of Claims; Waiver of Subrogation.

22.1. Mutual Waiver of Parties. Landlord and Tenant hereby waive their rights against each other with respect to any claims or damages or losses which are caused by or result from (a) occurrences insured against under any insurance policy carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) occurrences which would have been covered under any insurance required to be obtained and maintained by Landlord or Tenant (as the case may be) under Sections 20 and 21 of this Lease (as applicable) had such insurance been obtained and maintained as required therein. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

22.2. Waiver of Insurers. Each party shall cause each property and loss of income insurance policy required to be obtained by it pursuant to Sections 20 and 21 to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy. If either party fails to maintain property or loss of income insurance required hereunder, such insurance shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

23. Tenant’s Default and Landlord’s Remedies.

23.1. Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a)	the vacation or abandonment of the Premises by Tenant. “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in monetary default of any other provision of this Lease pursuant to Section 23.1(b) below;

(b)	the failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder where such failure continues for five (5) days after written notice from Landlord to Tenant of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161;

(c)

the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 23.1(a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161 and provided further that, if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord;

(d)	(i) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days;

(e)	any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; and

(f)	Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

23.2. Landlord’s Remedies; Termination. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a)	the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b)	the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)	the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)	any other amount necessary to compensate Landlord for ail the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.2(a) and 23.2(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in Section 1.14 of the Summary. As used in Section 23.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.3. Landlord’s Remedies; Re-Entry Rights. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as en election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.4. Continuation of Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

23.5. Landlords Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenants sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Monthly Basic Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for five (5) days with respect to monetary obligations (or thirty (30) days with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as additional rent.

23.6. Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in Section 1.14 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 23.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

23.7. Late Charges. Tenant acknowledged that, in addition to interest costs, the late payments by Tenant to Landlord of any Monthly Basic Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Monthly Basic Rent or Operating Expenses or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

23.8. Intentionally Deleted.

23.9. Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 23 and elsewhere in this Lease (including Section 28 below) shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.10. Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

23.11. Costs Upon Default and Litigation. Tenant shall pay to Landlord and its mortgagees, as additional rent, all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses.

24. Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease, (b) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord’s liability contained in Section 31 hereof; and (c) in no event shall Landlord be liable for consequential damages or loss of business profits.

25. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Building or Site (a “Mortgagee”), or any lessor of any ground or master tease now or hereafter affecting all or any portion of the Building or Site, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof); provided, however, that a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a subordination, non-disturbance and attornment agreement from the landlord or lender of such future instrument, and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof). Notwithstanding the foregoing, Landlord and any Mortgagee and/or ground lessor of Landlord, as applicable, shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant shall attorn to and become the tenant of such successor. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Upon Landlord’s request, Tenant covenants and agrees to execute and deliver to Landlord within ten (10) days after receipt of written demand by Landlord a subordination agreement in the form of Exhibit “H” attached hereto, and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or deed of trust or Tenant’s agreement to attorn. Should Tenant fail to sign and return any such documents within said ten (10) day period, Tenant shall be in default hereunder without the benefit of any additional notice or cure periods specified in Section 23.1 above. Within sixty (60) days after the execution of this Lease, Landlord shall use its commercially reasonable efforts to obtain a non-disturbance agreement from the holder of any pre-existing mortgage encumbering the Project (in the form of Exhibit “H” attached hereto). in the event that Landlord is unable to provide the non-disturbance agreement within said sixty (60) days, then Tenant may, at Tenant’s option, directly contact lender and attempt to negotiate for the execution and delivery of a non-disturbance agreement.

26. Estoppel Certificate.

26.1. Tenant’s Obligations. Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit “F” attached hereto, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant’s knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Site, as well as their assignees.

26.2. Tenant’s Failure to Deliver. Tenant’s failure to deliver such estoppel certificate within such time shall constitute a default hereunder without the applicability of the notice and cure periods specified in Section 23.1 above and shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s or Tenant’s performance (other than Tenant’s failure to deliver the estoppel certificate); and (c) not more than one (1) month’s rental has been paid in advance. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to Section 26.1 above.

27. Building Planning. Except during the initial Lease Term, Landlord shall have the right to move Tenant to other space in the Building or Project comparable in size to the Premises (including similar views), and all terms hereof shall apply to the new space with equal force; provided, however, that Landlord shall only have the right to relocate Tenant in the event Landlord elects (in its sole discretion) to re-hab or re-skin the Building. In such event, Landlord shall give Tenant prior notice of Landlord’s election to so relocate Tenant, and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable, and shall reimburse Tenant for the actual, documented and reasonable costs of printing new stationery and business cards related to the change of Tenant’s address. The new space shall be delivered to Tenant with improvements substantially similar to those improvements existing in the Premises at the time of Landlord’s notification to Tenant of the relocation. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

28. Modification and Cure Rights of Landlord’s Mortgagees and Lessors.

28.1. Modifications. If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Site, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within ten (10) days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder.

28.2. Cure Rights. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

29. Quiet Enjoyment. Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord.

30. Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Site. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance, provided that the transferee has assumed all of the obligations of the Landlord in writing. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Site, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

31. Limitation on Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building, and no other assets of Landlord.

32. Miscellaneous.

32.1. Governing Law. This Lease shall be governed by, and construed pursuant to, the laws of the State of California.

32.2. Successors and Assigns. Subject to the provisions of Section 30 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 14, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

32.3. No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

32.4. Professional Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party.

32.5. Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

32.6. Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

32.7. Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business” days.

32.8. Prior Agreements; Amendments. This Lease (and the Exhibits attached hereto) contain all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

32.9. Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant’s obligation to pay Monthly Basic Rent and Excess Expenses under Sections 3 and 4 hereof) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

32.10. Recording. Except as otherwise provided in this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

32.11. Exhibits. All Exhibits attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

32.12. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

32.13. Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year), Tenant shall deliver to Landlord (a) its most recent financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer of Tenant (if Tenant is a corporation or limited liability company) or a general partner of Tenant (if Tenant is a partnership).

32.14. No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

32.15. Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 32.15 shall not apply to nor operate to excuse Tenant from the payment of

Monthly Basic Rent, Operating Expenses, additional rent or any other payments strictly in accordance with the terms of this Lease.

32.16. Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

32.17. No Press Release. Landlord shall not issue a press release disclosing the terms of the Lease.

32.18. Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord falls to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

32.19. Tenant’s Authority. If Tenant executes this Lease as a limited liability company, partnership or corporation, then Tenant represents and warrants that: (a) Tenant is a duly organized and validly existing limited liability company, partnership, or corporation, as the case may be, and is qualified to do business in the state in which the Premises are located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s operating agreement (if Tenant is a limited liability company), Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant’s board of directors and the Tenant’s by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms. Concurrently with Tenant’s execution and delivery of this Lease to Landlord and/or at any time during the Lease Term within ten (10) days of Landlord’s request, Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing Tenant’s representations and warranties hereunder.

32.20. Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entitles executing this Lease as Tenant with the same force and effect as it each and all of them had so acted or signed, or given or received such notice.

32.21. No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

32.22. Building Name and Signage. Landlord shall have the right at any time to designate and/or change the name and/or address of the Project, the Building and/or any other building in the Project, and to install, affix and maintain any and all signs on the exterior and on the interior of the Project, the Building and/or any other building in the Project, as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project, the Building or any other building in the Project, or use pictures or illustrations of the Project, the Building or any other building in the Project, in advertising or other publicity, without the prior written consent of Landlord.

32.23. Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any properly, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

32.24. Time of Essence. Time is of the essence of this Lease and each of its provisions.

33. Waiver of Jury Trial. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

TENANT:			LANDLORD:

AUSPEX PHARMACEUTICALS, INC., a Delaware corporation			MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

By:	/s/ Andreas Sommer		By:	/s/ Jon Muller
	Print Name:	Andreas Sommer		Print Name:	Jon Muller
	Print Title:	Chief Operating Officer		Print Title:	Co-Managing Member

By:
Print Name:
Print Title:

EXHIBIT “A”

SITE PLAN

EXHIBIT “B”

PREMISES

EXHIBIT “C”

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Work Letter Agreement to “the Lease” shall mean the relevant portions of the Lease to which this Work Letter Agreement is attached as Exhibit “C”.

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the Premises and of the Building (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Commencement Date, except that Landlord, at Landlord’s sole cost and expense and using Building-standard materials, shall perform the following work in and outside the Premises (as applicable): (i) provide base building air-conditioning in conformance with applicable standards and ensure that the HVAC system (as applicable) is in good working order, (ii) ensure that Building standard window coverings and drapery pockets (if applicable) are in good working order, (iii) ensure that the Premises and all common areas on the floor of the Premises (including without limitation the restrooms and elevators (including call buttons)) are in compliance with the American With Disabilities Act (“ADA”) and has a level of finish as in current condition, (iv) ensure that existing fire protection alarm and communication systems are in compliance with building code, (v) ensure that all life safety, life support systems and security systems are in compliance with building code (including the connection of such systems to the Buildings main system, if applicable), and (vi) separate the Premises from the balance of the second (2”) floor (collectively, “Landlord’s Work”). Landlord shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except for the Tenant Improvement work described in this Work Letter Agreement, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE PREMISES

Prior to the execution of this Lease, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Premises (the “Final Space Plan”), which Final Space Plan is attached hereto as Schedule “1.” Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenants approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements.” Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) directly or indirectly delay the Substantial Completion of the Premises; (ii) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

EXHIBIT “C” -1-

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

Landlord shall cause a contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements (the “Permits”), and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in this Work Letter Agreement, Landlord shall pay for the entire cost of the design and construction of the Tenant Improvements. The cost of the design and construction of the Tenant Improvements shall include Landlord’s construction supervision and management fee in an amount equal to the product of (i) five percent (5%) and (ii) the total cost of the design and construction of the Tenant Improvements. In the event Tenant requests any changes, change orders or modifications to the Working Drawings and/or the Approved Working Drawings (which Landlord approves pursuant to Section 2 above) which increase the cost to construct the Tenant Improvements above the cost of the tenant improvements as described in the Final Space Plan, Tenant shall pay such increased cost to Landlord immediately upon Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenants furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant. In any event, Tenant shall be responsible to pay for the following: (i) any specialized HVAC for the IT room and (ii) any built-In cabinets in the conference room (as well as any contingency, overhead and general conditions associated with these items). Such payment shall be made within ten (10) days of Landlord’s written request.

SECTION 4

SUBSTANTIAL COMPLETION

4.1 Substantial Completion. For purposes of the Lease, including for purposes of determining the Commencement Date (as set forth in Section 1.7 of the Summary to the Lease), “Substantial Completion” of the Premises shall occur upon (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Premises (which must be completed as soon as possible, but in any case no later than thirty (30) calendar days after the Substantial Completion date (or as soon thereafter as reasonably possible)) and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor (ii) the Building systems are operational to the extent necessary to service the Premises allowing Tenant to conduct its daily business operations in the Premises; (iii) Landlord has completed Landlord’s Tenant Improvement work and Landlord’s Work, (iv) Landlord has received a temporary certificate of occupancy or similar approval to occupy the Premises; (v) Tenant has been provided its parking spaces; and (vi) Landlord is not in default under any terms of the Lease. Landlord agrees to use good faith efforts to provide Tenant with ten (10) business days prior written notice of Substantial Completion of the Premises.

4.2 Delay of the Substantial Completion of the Premises. If there shall be a delay or there are delays in the Substantial Completion of the Premises as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenants failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

4.2.2 a breach by Tenant of the terms of this Work Letter Agreement or the Lease;

4.2.3 Tenants request for changes in any of the Approved Working Drawings;

4.2.4 Tenant’s requirement far materials, components, finishes or improvements which are different from, or not included in, Landlord’s standard tenant improvement items for the Building; or

4.2.5 any other acts or omissions of Tenant, or its agents, or employees to the extent the same result in an actual delay of Substantial Completion of the Premises;

Then (provided that Landlord has delivered written notice to Tenant stating the nature of such delay and Tenant fails to cure such delay within one (1) business day thereafter), notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Commencement Date (as set forth in Section 1.7 of the Summary) shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor’s work in the Building and

EXHIBIT “C” -2-

the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises prior to the anticipated Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) and Tenant’s furniture in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1. Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Basic Rent (until the occurrence of the Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Premises or Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated Valeri MacNeil as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.3 Landlord’s Representative. Landlord has designated Maya Hausmann as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.4 Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 23 of the Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before the Substantial Completion of the Premises and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 4.2 of this Work Letter Agreement), and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord).

EXHIBIT “C” -3-

SCHEDULE “1”

FINAL SPACE PLAN

EXHIBIT “D”

SAMPLE FORM OF NOTICE OF LEASE TERM DATES

To:	Date:

Re: Project Lease dated             , 200   between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”), and                      (“Tenant”), concerning Suite                      (“Premises”) located at                     .

Gentlemen:

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

1. That the Premises have been accepted by Tenant as being substantially complete in accordance with the Lease, and that there is no deficiency in construction.

2. That Tenant has accepted and is in possession of the Premises, and acknowledges that under the provisions of the Lease, the Term of the Lease is for             (        ) years, with             (        ) options to renew for             (        ) years each, and commenced upon the Commencement Date of             , 200   and is currently scheduled to expire on                     , subject to earlier termination as provided in the Lease.

3. That in accordance with the Lease, rental payment has commenced (or shall commence) on                     .

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of the Lease. Your rent checks should be made payable to                      at                     .

6. The exact number of rentable square feet within the Premises is                      square feet.

7. Tenant’s Monthly Operating Expense Charge is currently $        .

AGREED AND ACCEPTED

TENANT:		LANDLORD:

MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

By:		By:
	Name:	Its:
Title:

By:
Name:
Title:

SAMPLE ONLY [NOT FOR EXECUTION]

EXHIBIT “D” -1-

EXHIBIT “E”

RULES AND REGULATIONS

To the extent there are any inconsistencies between the Lease and this Exhibit E, the Lease shall control.

1. No sign, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord, using materials and in a style and format approved by Landlord.

2. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord.

3. Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant and no employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building.

4. The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord or Landlord’s janitorial contractors in accordance with the provisions of Section 18.1(d) of the Lease. No person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to Tenant’s property by the janitors or any other employee or any other person.

6. Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may impose a reasonable charge for any additional keys. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

7. Electric wires, telephones, telegraphs, burglar alarms or other similar apparatus shall not be installed in the Premises except with the approval and under the direction of Landlord. The location of telephones, call boxes and any other equipment affixed to the Premises shall be subject to the approval of Landlord. Any installation of telephones, telegraphs, electric wires or other electric apparatus made without permission shall be removed by Tenant at Tenant’s own expense. No machines other than standard office machines. such as typewriters and calculators, photo copiers, personal computers and word processors, and vending machines permitted by the Lease, shall be used in the Premises without the approval of Landlord.

8. No furniture, freight, or equipment of any kind shall be brought into the Building without prior notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. No furniture, equipment or merchandise shall be received in the Building or carried up or down in the elevator, except between such hours as shall be designated by Landlord. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

9. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by

EXHIBIT “E” -1-

Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

12. Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall not adjust controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall close window coverings at the end of each business day.

13. Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m., or such other hours as may be established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

14. Tenant shall close and lock all doors of its Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant’s computers and other equipment which reasonably require electricity on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

15. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

16. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

17. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

18. Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or plaster, or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from noncompliance under this rule.

19. Tenant shall not install, maintain or operate upon the Premises any vending machines without the prior written consent of Landlord, which shall not be unreasonably withheld.

20. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in and around the Project or the Building are expressly prohibited, and each tenant shall cooperate to prevent same.

21 Landlord reserves the right to exclude or expel from the Project and/or the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Project or Building.

22. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

EXHIBIT “E” -2-

23. The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

24. Tenant shall not use in any space, or in the public halls of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

25. Tenant shall not use the name of the Project or Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

26. Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures. Landlord shall provide additional life safety information to Tenant under separate cover.

27. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

28. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other such tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any and all of the tenants in the Building.

29. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project or Building.

30. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Project and/or Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

31. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests.

32. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

PARKING RULES AND REGULATIONS

In addition to the parking provisions contained in the Lease to which this Exhibit “E” is attached, the following rules and regulations shall apply with respect to the use of the Building’s parking facilities. To the extent there are any inconsistencies between the Lease and these Parking Rules and Regulations, the Lease shall control.

1. Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

2. Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Project. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

3. Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

4. No overnight or extended term storage of vehicles shall be permitted.

5. Vehicles must be parked entirely within painted stall lines of a single parking stall.

EXHIBIT “E” -3-

6. All directional signs and arrows must be observed.

7. The speed limit within all parking areas shall be five (5) miles per hour.

8. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord’s parking operator.

9. Loss or theft of parking identification devices must be reported to the Management Office immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have an identification device.

10. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

11. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

12. The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations.

13. Tenant’s continued right to park in the parking facilities is conditioned upon Tenant abiding by these rules and regulations and those contained in this Lease. Further, if the Lease terminates for any reason whatsoever, Tenant’s right to park in the parking facilities shall terminate concurrently therewith.

14. Tenant agrees to sign a parking agreement with Landlord or Landlord’s parking operator within five (5) days of request, which agreement shall provide the manner of payment of monthly parking fees and otherwise be consistent with the Lease and these rules and regulations.

15. Landlord reserves the right to refuse the sale or use of monthly stickers or other parking identification devices to any tenant or person who willfully refuse to comply with these rules and regulations and all city, state or federal ordinances, laws or agreements.

16. Subject to the Lease, Landlord reserves the right to establish and change parking fees, and to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense.

EXHIBIT “E” -4-

EXHIBIT “F”

SAMPLE FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to                     , a                                          (‘‘Landlord”), and                     , as follows:

1. Attached hereto is a true, correct and complete copy of that certain Office Lease dated             ,         between Landlord and Tenant (the “Lease”), which demises Premises which are located at                     . The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2. The term of the Lease commenced on             ,         .

3. The term of the Lease is currently scheduled to expire on             ,         .

4. Tenant has no option to renew or extend the Term of the Lease except:                                                                  .

5. Tenant has no preferential right to purchase the Premises or any portion of the Building or Site upon which the Premises are located, and Tenant has no rights or options to expand into other space in the Building except:                                         .

6. The Lease has: (Initial One)

( )	not been amended, modified, supplemented, extended, renewed or assigned.

( )	been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto: .

7. Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:                                                              .

8. The current Monthly Basic Rent is $        ; and current monthly parking charges are $        .

                     Tenant’s Percentage is     %, and Tenant’s Percentage of Operating Expenses currently payable by Tenant is $        per month, which amount is Landlord’s current estimate of Tenant’s Percentage of Operating Expenses in excess of the Operating Expenses incurred in calendar year                     .

9. The amount of security deposit (if any) is $        . No other security deposits have been made.

10. All rental payments payable by Tenant have been paid in full as of the data hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11. All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full.

12. To the best of Tenant’s knowledge, as of the date hereof, there are no defaults on the part of Landlord or Tenant under the Lease.

13. Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

14. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

15. All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

16. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

EXHIBIT “F” -1-

17. Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

The foregoing certification is made with the knowledge that is about to [fund a loan to Landlord or purchase the Building from Landlord], and that is relying upon the representations herein made in [funding such loan or purchasing the Building],

Dated:             ,         .

“TENANT”		,
a

By:
Print Name:
Title:

By:
Print Name:
Title:

EXHIBIT “F” -2-

EXHIBIT “G”

INTENTIONALLY OMITTED

EXHIBIT “H”

FORM OF SNDA

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

333 S. Grand Ave., 9th Floor

Los Angeles, CA 90071

Attn: Dovie M. Kapoh

Loan No. 103620

SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT,

ATTORNMENT AND NON DISTURBANCE AGREEMENT

(Lease To Deed of Trust)

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ATTORNMENT AND NON DISTURBANCE AGREEMENT (“Agreement”) is made             , 200     by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Owner”), AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (“Lessee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

A.	Pursuant to the terms and provisions of a lease dated DATE OF LEASE HERE (“Lease”), Owner, as “Lessor”, granted to Lessee a leasehold estate in and to a portion of the property described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the “Property”).

B.	Owner has executed a deed of trust with absolute assignment of leases and rents, security agreement and fixture filing (“Deed of Trust”) securing, among other things, a promissory note (“Note”) in favor of Lender, which Note is payable with interest and upon the terms and conditions described therein (“Loan”).

C.	As a condition to making the Loan secured by the Deed of Trust, Lender requires that the Deed of Trust be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Lessee under the Lease and that the Lessee specifically and unconditionally subordinate the Lease to the lien of the Deed of Trust.

D.	Owner and Lessee have agreed to the subordination, attornment and other agreements herein in favor of Lender.

NOW THEREFORE, for valuable consideration and to induce Lender to make the Loan, Owner and Lessee hereby agree for the benefit of Lender as follows:

1.	SUBORDINATION. Owner and Lessee hereby agree that:

1.1.	Prior Lien. The Deed of Trust securing the Note in favor of Lender, and any modifications, renewals or extensions thereof, shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease;

1.2	Subordination. Lender would not make the Loan without this agreement to subordinate; and

1.3	Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien of the Deed of Trust and shall supersede and cancel, but only insofar as would affect the priority between the Deed of Trust and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust or to a mortgage or mortgages.

AND FURTHER, Lessee individually declares, agrees and acknowledges for the benefit of Lender, that:

1.4.	Use of Proceeds. Lender, in making disbursements pursuant to the Note, the Deed of Trust or any loan agreements with respect to the Property, is under no obligation or duty

EXHIBIT “H” -1-

to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part;

1.5.	Waiver, Relinquishment and Subordination. Lessee intentionally and unconditionally waives, relinquishes and subordinates all of Lessee’s right, title and interest in and to the Property to the lien of the Deed of Trust and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Lender and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

2.	ASSIGNMENT. Lessee acknowledges and consents to the assignment of the Lease by Owner in favor of Lender.

3.	ADDITIONAL AGREEMENTS. Lessee covenants and agrees that, during all such times as Lender is the Beneficiary under the Deed of Trust:

1.6.	Modification, Termination and Cancellation. Lessee will not consent to any modification, amendment, termination or cancellation of the Lease (in whole or in part) without Lender’s prior written consent and will not make any payment to Owner in consideration of any modification, termination or cancellation of the Lease (in whole or in part) without Lender’s prior written consent;

1.7.	Notice of Default. Lessee will notify Lender in writing concurrently with any notice given to Owner of any default by Owner under the Lease, and Lessee agrees that Lender has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Lessee will not declare a default of the Lease, as to Lender, if Lender cures such default within fifteen (15) days from and after the expiration of the time period provided in the Lease for the cure thereof by Owner; provided, however, that if such default cannot with diligence be cured by Lender within such fifteen (15) day period, the commencement of action by Lender within such fifteen (15) day period to remedy the same shall be deemed sufficient so long as Lender pursues such cure with diligence;

1.8.	No Advance Rents. Lessee will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease; and

1.9.	Assignment of Rents. Upon receipt by Lessee of written notice from Lender that Lender has elected to terminate the license granted to Owner to collect rents, as provided in the Deed of Trust, and directing the payment of rents by Lessee to Lender, Lessee shall comply with such direction to pay and shall not be required to determine whether Owner is in default under the Loan and/or the Deed of Trust.

4.	ATTORNMENT. Lessee agrees for the benefit of Lender (including for this purpose any transferee of Lender or any transferee of Owner’s title in and to the Property by Lenders exercise of the remedy of sale by foreclosure under the Deed of Trust) as follows:

1.10.	Payment of Rent. Lessee shall pay to Lender all rental payments required to be made by Lessee pursuant to the terms of the Lease for the duration of the term of the Lease;

1.11.	Continuation of Performance. Lessee shall be bound to Lender in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lessee hereby attorns to Lender as its landlord, such attornment to be effective and self operative without the execution of any further instrument immediately upon Lender succeeding to Owners interest in the Lease and giving written notice thereof to Lessee;

1.12.	No Offset. Lender shall not be liable for, nor subject to, any offsets or defenses which Lessee may have by reason of any act or omission of Owner under the Lease, nor for the return of any sums which Lessee may have paid to Owner under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Owner to Lender; and

1.13.	Subsequent Transfer. If Lender, by succeeding to the interest of Owner under the Lease, should become obligated to perform the covenants of Owner thereunder, then. upon any further transfer of Owners interest by Lender, all of such obligations shall terminate as to Lender.

5.

NON DISTURBANCE. In the event of a foreclosure under the Deed of Trust, so long as there shall then exist no breach, default, or event of default on the part of Lessee under the Lease, Lender agrees for itself and its successors and assigns that the leasehold interest of Lessee under the Lease shall not be extinguished or terminated by reason of such foreclosure, but rather

EXHIBIT “H” -2-

the Lease shall continue in full force and effect and Lender shall recognize and accept Lessee as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement; provided, however, that Lessee and Lender agree that the following provisions of the Lease (if any) shall not be binding on Lender: any option to purchase with respect to the Property; any right of first refusal with respect to the Property; any provision regarding the use of insurance proceeds or condemnation proceeds with respect to the Property which is inconsistent with the terms of the Deed of Trust.

6.	MISCELLANEOUS.

1.14.	Heirs, Successors, Assigns and Transferees. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto; and

1.15.	Notices. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be deemed served upon delivery or, if mailed, upon the first to occur of receipt or the expiration of three (3) days after deposit in United States Postal Service, certified mall, postage prepaid and addressed to the address of Lessee or Lender appearing below:

“OWNER”	“LENDER”

AS SET FORTH IN THE LEASE.	WELLS FARGO BANK, NATIONAL
ASSOCIATION
333 South Grand Ave., 9th Floor

Los Angeles, CA 90071
Attn: Dovie M. Kapoh
Loan No. 103620

“LESSEE”

NAME OF LESSEE HERE LESSEES ADDRESS (STACKED) HERE

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement; and

1.16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument; and

1.17.	Remedies Cumulative. All rights of Lender herein to collect rents on behalf of Owner under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Lender and Owner or others; and

1.16.	Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

INCORPORATION. Exhibit A and Lease Guarantor’s Consent if any) are attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:	THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

EXHIBIT “H” -3-

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

“OWNER”

MULLROCK 3 TORREY PINES, LLC
a Delaware limited liability company

By:	Mullrock 3 Torrey Pines Manager, LLC
a Delaware limited liability company
Its Non-Member Manager

	By:	Mullrock 3, LLC
a Delaware limited liability company
Its Sole Member

		By:	Muller-Rock 3, LLC
a California limited liability company
Its Managing Member

By:
			Name:	Stephen J. Muller
			Title:	Managing Member

“LENDER”

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:
Gail Tubbslts:
Its:	Assistant Vice President

“LESSEE”

NAME OF LESSEE HERE

LESSEE SIGNATURE BLOCK HERE

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

EXHIBIT “H” -4-

Exhibit A

DESCRIPTION OF PROPERTY

EXHIBIT A to Subordination Agreement; Acknowledgment of Lease Assignment, Adornment and Non-Disturbance Agreement, executed by MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company, as “Owner”, AUSPEX PHARMACEUTICALS, INC., a Delaware corporation, as “Lessee”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Lender”.

ALL OF THE LAND SITUATED IN THE CITY OF LA JOLLA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

LOTS 1, 4, 6 AND 8 OF TORREY PINES RESEARCH PARK, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 8395, FILED IN THE OFFICE OF COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 8, 1976.

PARCEL B:

PARCEL 1 OF PARCEL MAP NO. 8317, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF COUNTY RECORDER OF SAN DIEGO COUNTY, JANUARY 19, 1979 AS INSTRUMENT NC. 79-031175 OF OFFICIAL RECORDS.

PARCEL C:

NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN TRAFFIC AND VEHICULAR ACCESS OVER PARCEL 2 OF PARCEL MAP NO. 8317, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF COUNTY RECORDER OF SAN DIEGO COUNTY, JANUARY 19, 1979 AS INSTRUMENT NO. 79-031175 OF OFFICIAL RECORDS, ALL AS MORE PARTICULARLY DESCRIBED IN THAT CERTAIN INSTRUMENT ENTITLED, RECIPROCAL GRANT OF EASEMENTS AFFECTING LAND COMMONLY KNOWN AS TORREY PINES BUSINESS & RESEARCH PARK, EXECUTED BY AND BETWEEN ONE HUNDRED SOUTH WACKER DRIVE, INC, AN ILLINOIS CORPORATION, AND AEROJET-GENERAL CORPORATION, AN OHIO CORPORATION, ATTACHED TO THE CORPORATION GRANT DEED, RECORDED MARCH 20, 1979, RECORDER’S FILE NO. 79-113662 OF OFFICIAL RECORDS.

PARCEL D:

A PERPETUAL AND EXCLUSIVE EASEMENT IN AND A PERPETUAL RIGHT OF INGRESS AND EGRESS TO AND THE EXCLUSIVE USE OF 96 PARKING SPACES OVER THAT PORTION OF PARCEL 2 OF PARCEL MAP NO. 8317, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF COUNTY RECORDER OF’ SAN DIEGO COUNTY, JANUARY 19, 1979 AS INSTRUMENT NO. 79-031175 OF OFFICIAL RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST NORTHWESTERLY CORNER OF SAID PARCEL 2; THENCE NORTH 87 DEG. 59’34” EAST, 268.77 FEET ALONG THE NORTH LINE OF SAID PARCEL 2 TO THE EASTERLY LINE OF SAID PARCEL 2; THENCE SOUTH 2 DEG. 00’26” WEST, 123.92 FEET ALONG SAID EASTERLY LINE; THENCE SOUTH 34 DEG. 43’39” WEST 8.42 FEET, THENCE SOUTH 87 DEG. 59’34” WEST 264.78 FEET TO THE WESTERLY LINE OF SAID PARCEL 2; THENCE NORTH 1 DEG. 32’54” WEST, 130.67 FEET ALONG SAID WESTERLY LINE TO THE POINT OF BEGINNING, AS CREATED BY THAT CERTAIN DOCUMENT RECORDED MARCH 18, 1985 AS INSTRUMENT NO. 85-090013 OF OFFICIAL RECORDS, AND AMENDED BY THAT CERTAIN DOCUMENT RECORDED APRIL 28, 1992 AS INSTRUMENT NO. 1992-0250709 OF OFFICIAL RECORDS.

APN: 342-160-02-00 (Affects: Lot 8 of Parcel A), 342-160-03-00 (Affects: Lot 6 of Parcel A), 342-160-05-00 (Affects: Lot 4 of Parcel A), 342-160-06-00 (Affects: Lot 1 of Parcel A) and 342-160-09-00 (Affects: Parcel B).

EXHIBIT “H” -5-

STATE OF	)
) ss.
COUNTY OF	)

On this     day of             , 200    , before me,                      a Notary Public in and for the State of California, personally appeared personally known to me (or proved on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal

Signature

My commission expires

EXHIBIT “H” -6-